Exhibit 10.7
AMENDMENT NO. 1
TO THE
MEDICIS 1995 STOCK OPTION PLAN
          This Amendment No. 1 (“Amendment”) to the Medicis 1995 Stock Option Plan, as amended (the “Plan”), is adopted by Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), as of June 29, 2011.
RECITALS
          A. The Board of Directors of the Company (the “Board”) deems it advisable and in the best interest of the Company and its stockholders to amend the Plan, as provided below.
          B. Pursuant to Section 16 of the Plan, the Board has the authority to amend the Plan.
AMENDMENT
     1. Section 5 of the Plan is hereby amended and restated in its entirety to read as follows:
          Section 5. COMMITTEE
     This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan. Furthermore, the Committee shall have the power to interpret this Plan and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Corporation, on each affected Key Employee, Key Consultant or Non-employee Director and on each other person directly or indirectly affected by such action. To the extent not prohibited by applicable law or the rules of any securities exchange or automated quotation system on which the Stock is listed, quoted or traded, the Board or Committee may from time to time delegate to a subcommittee comprised of one or more members of the Board or officers of the Company the authority to grant or amend Options or such other actions with respect to the administration of the Plan as determined by the Board or Committee in its discretion. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or Committee may at any time rescind the authority so delegated or appoint a new delegatee. Any actions duly taken by the subcommittee shall be deemed to have been taken by the Committee for purposes of the Plan.
     2. Section 8 of the Plan is hereby amended and restated in its entirety to read as follows:
          Section 8. OPTION PRICE
     The Option Price for each share of Stock subject to an Option shall not be less than the Fair Market Value of a share of Stock on the date the Option is granted or, if the Option is an ISO and the Key Employee is a Ten Percent Shareholder, the

Option Price for each share of Stock subject to such Option shall not be less than 110% of the Fair Market Value of a share of Stock on the date the Option is granted. The Option Price shall be payable in full upon the exercise of any Option, and an Option Certificate at the discretion of the Committee may provide for the payment of the Option Price either in cash or in Stock acceptable to the Committee or in any combination of cash and Stock acceptable to the Committee. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed certificate for such Stock is delivered to the Committee.
     3. Capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings assigned to them in the Plan. Except as otherwise expressly set forth in this Amendment, the Plan shall remain in full force and effect in accordance with its terms.
     4. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.
* * * * *
          I hereby certify that this Amendment No. 1 was adopted by the Board on June 29, 2011.
          Executed this 29th day of June, 2011.

MEDICIS PHARMACEUTICAL CORPORATION
/s/ Mark A. Prygocki Sr.
Mark A. Prygocki Sr.
President

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